SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): July 12, 2002
                                                           -------------


                           GENERAL TELEPHONY.COM, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)



               Nevada                       000-31705           91-2007477
------------------------------------        ---------           ----------
  (State or other jurisdiction of      (Commission File No.)   (IRS Employer
           incorporation)                                    Identification No.)


                      901 Ponce de Leon Boulevard, Suite303
                           Coral Gables, Florida 33134
                           ---------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (305) 476-1807
                                                           --------------

Item 1.    Change in Control of Registrant.

     On July 12, 2002, General Telephony.com, Inc. (the "Company"), a Nevada corporation entered into an Agreement and Plan of Reorganization whereby stockholders of the Company sold approximately 95.4% of the issued and outstanding common stock of the Company to I.A. Europe, Inc. ("I.A. Europe"), a Delaware corporation. Previously I.A. Europe owned no shares of the Company. I.A. Europe is a holding company maintaining offices in Miami, Florida, New York, London, Costa Rica and Italy. Its subsidiaries operate and provide services in the following areas: advertising, media and marketing consulting services; marketing and distribution of sportswear apparel and related accessories; real estate investment; Internet and web consulting and services; and the development of Internet commerce solutions.

     As a result of this acquisition, the Company has added Mr. Victor Minca, chief executive officer of I.A. Europe, as a director to replace Melissa Ferenandez of the Company who resigned. Mr. Minca has also been appointed president, secretary and treasurer of the Company. Following compliance with SEC rules, Mr. David Selmon will resign as a director of the Company and be replaced by a designee of I.A. Europe. Also as a result of this acquisition, the Company will change its name to I.A. Europe Group, Inc. and change its domicile from Nevada to Delaware. I.A. Europe will merge into I.A. Europe Group, Inc. The shares of the Company acquired by I.A. Europe in this acquisition will be distributed in the merger to I.A. Europe's stockholders upon effectiveness of a registration statement.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           General Telephony.com, Inc.

                            By: /s/ Victor Minca
                                  Victor Minca
Date:  July 16, 2002               President